        As filed with the Securities and Exchange Commission on October 23, 1997
                                                    Registration No. ___________

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                              --------------------------

                                       FORM S-3

                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933

                            ADVANCED MATERIALS GROUP, INC.
                (Exact name of Registrant as Specified in its Charter)

                                        Nevada
                              --------------------------
            (State or Other Jurisdiction of Incorporation or Organization)

                                      33-0215295
                                      ----------
                         (IRS Employer Identification Number)

             20211 South Susana Road, Rancho Dominguez, California  90221
                                    (310) 537-5444
                                    --------------
                (Address, Including Zip Code, and Telephone Number,
            including area code, of Registrant's Principal Executive Offices)

       -------------------------------------------------------------------------
       Steve F. Scott                                                   Copy to:
       Chairman, President and Chief Executive Officer   Leonard J. McGill, Esq.
       Advanced Materials Group, Inc.                      Day Campbell & McGill
       20211 South Susana Road                    3070 Bristol Street, Suite 650
       Rancho Dominguez, California 90221          Costa Mesa, California  92626
       (310) 537-5444                                             (714) 429-2900
       -------------------------------------------------------------------------

              (Name, Address, Including Zip Code, and Telephone Number,
                     including area code, of Agent for Service)
       -------------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

   Title of each class of                   Proposed          Proposed
   securities to be          Amount to be   maximum           maximum
   registered                registered     offering price    aggregate offering   Amount of
                                            per unit(1)       price(1)             registration fee
Common Stock                 2,830,807(2)   $3.96(3)          $11,209,995(3)       $3,397
$.001 par value

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457.

(2) Comprised of: (a) 1,600,807 shares presently outstanding, (b) 35,000 shares issuable upon exercise of warrants at $0.90 per share, (c) 30,000 shares issued upon exercise of warrants at $0.75 per share, (d) 60,000 shares issuable upon exercise of warrants at $0.75 per share, and (e) 840,000 shares issuable upon exercise of warrants at $2.98 per share, and (f) 265,000 shares issuable upon exercise of options at prices ranging from $1.28 to $3.44 per share.

(3) Based upon the average of the bid and asked prices for the Common Stock on October 17, 1997, as reported on NASDAQ.



                        --------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION
DATED OCTOBER 22, 1997

                            ADVANCED MATERIALS GROUP, INC.

                                   2,830,807 Shares
                                          of
                                     COMMON STOCK
                                  ($.001 par value)

    The shares of Common Stock of Advanced Materials Group, Inc. ("AMG" or the "Company") offered hereby (the "Shares") will be sold from time to time by and for the account of certain selling stockholders ("Selling Stockholders") in transactions in the national over-the-counter market or in negotiated transactions, at market prices prevailing at the time of the sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares. The expenses incurred in registering the Shares, estimated to be $25,000, will be paid by the Company, except that certain of the Selling Stockholders have agreed to reimburse the Company for certain of its expenses, up to a maximum of $15,000.

    The Shares offered hereby have been or upon the exercise of outstanding warrants or options will be acquired by the Selling Stockholders from the Company or from affiliates of the Company in private transactions and are or will be "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Stockholders to the public without restriction. To the knowledge of the Company, the Selling Stockholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

    Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

    The Common Stock of the Company is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Market, under the NASDAQ symbol "ADMG". The bid and asked prices for the Common Stock on October 17, 1997, as reported on NASDAQ, were $3 7/8 and $4 1/32 per share, respectively.

    THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              ---------------------------------------------------------

                   The date of this Prospectus is October __, 1997.

                                  TABLE OF CONTENTS




AVAILABLE INFORMATION                                                          3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                              4

THE COMPANY                                                                    4

RISK FACTORS                                                                   5

USE OF PROCEEDS                                                               10

SELLING STOCKHOLDERS                                                          10

PLAN OF DISTRIBUTION                                                          12

DESCRIPTION OF CAPITAL STOCK                                                  13

LEGAL MATTERS                                                                 14

EXPERTS                                                                       14

OTHER MATTERS                                                                 14

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's web site at http://www.sec.gov.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1996;

    (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1997, June 1, 1997 and August 31, 1997;

    (c) The Company's Current Reports on Form 8-K filed December 3, 1996, August 7, 1997 and September 27, 1997, and on Form 8-K/A filed October 7, 1997; and

    (d) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Steve F. Scott, Chairman, President and Chief Executive Officer, Advanced Materials Group, Inc., 20211 South Susana Road, Rancho Dominguez, California 90221 (Telephone (310) 537-5444).

    No person is authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general business conditions, including a worsening economy which might slow the overall demand for the Company's products; increased inflationary pressures which might lead to increasing prices for raw materials, labor, and increases of interest costs based on the Company's borrowing activities; competitive factors, including the entry of new competitors into the marketplace and/or heightened competition from existing competitors; and the introduction of new products or technologies by customers or competitors; under utilization of the Company's factories and plants, or of any new plants; concentrations of sales in markets and customers; failure to obtain new customers, retain customers or volume reductions by current customers; concentrations of raw material suppliers, including difficulties or delays in obtaining raw materials; inability to execute marketing and sales plans, including price increases; failure to attract and retain R&D/engineering staffing to support sales efforts; inability to develop cost effective means for timely production of new product orders in required quantities; delays or cancellations of orders; timing of significant orders, and introduction of new products; short-term fluctuations in margins due to yields and efficiencies; loss of executive management or other key employees; changes in financing amount, availability or cost; the effects of changes in costs and availability of insurance coverage; the effects of changes in compensation or benefit plans; adoptions of new, or changes in, accounting policies and practices and the application of such policies and practices; adverse results in significant litigation matters; and other factors referenced in the Prospectus.


                                     THE COMPANY

GENERAL

    The Company, through its subsidiaries and division, develops, manufactures and markets a wide variety of industrial products. The Company's principal subsidiary, Advanced Materials, Inc. (formerly known as Wilshire Advanced Materials, Inc.) ("AM"), is the successor to a forty-four year old business that converts specialty materials including foams, foils, films and adhesive composites into components and finished products such as printer cartridge inserts and inking felts, disk drive gaskets, automobile air conditioning insulators, water and dust seals, surgical pads and applicators for the medical, electronics, automotive and consumer products markets. The Company's Condor Utility Products, Inc. ("Condor") subsidiary produces specialized systems for mixing and dispensing multi-component chemicals which, when combined, form sealants which are sold to end-users, chemical manufacturers and repackagers for use in the telecommunications and power utility industries. The Company's Performance Polymer Division plans, under license, to manufacture and market a hydrophilic polymer developed by Innovative Technologies, Ltd. ("IT") assuming satisfactory results are obtained in testing the product. Product testing is ongoing and the Company is unable to predict when, if ever, such new product will be commercialized.

    The Company, which was formerly known as Far West Ventures, Inc., was incorporated in Nevada in October, 1986. The Company was inactive from January 1990 until April 1993, when it acquired AM. AM had previously been formed as a California corporation in August, 1992 for the purpose of acquiring the assets of the General Foam Products division of Wilshire Technologies, Inc. ("WTI"). The assets acquired by AM constituted a portion of the business and assets previously acquired by WTI from Wilshire Foam Products, Inc. in November, 1990.

    The Company's principal executive offices are located at 20211 S. Susana Road, Rancho Dominguez, California 90221, and its telephone number is (310) 537-5444.

                                     RISK FACTORS

THE SECURITIES WHICH ARE OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS SET FORTH BELOW. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING IN MAKING AN INVESTMENT DECISION.

LOSSES FROM OPERATIONS; ACCUMULATED DEFICIT

    The Company realized net income of $4,184,000 in fiscal 1996 (ending November 30, 1996) (which included a $4,310,000 gain resulting from sales of securities previously held for investment and an extraordinary gain of $508,000 from the early extinguishment of debt), and incurred net losses of $2,979,000 and $2,756,000 in fiscal 1995 (ending November 30, 1995) and fiscal 1994 (ending November 30, 1994) respectively. Past losses have been funded by borrowings and by the sale of the Company's securities in private placements. In addition, the Company had an accumulated deficit as at August 31, 1997, of $1,558,000. There is no assurance that the Company's operations will be profitable in the future. If additional losses are sustained, or profits are not generated in an amount sufficient to diminish the accumulated deficit, the accumulated deficit will continue to negatively affect the value of stockholders' equity and, accordingly, the value of each share of Common Stock. In addition, losses from operations would, and the accumulated deficit will, continue to impair the Company's ability to raise additional financing, including debt financing.

RISKS OF BORROWING; RISK OF INABILITY TO SERVICE DEBT IN EVENT OF FLUCTUATIONS IN INTEREST RATES OR INSUFFICIENT CASH FLOW

    AM has established a revolving line of credit with a commercial lender, and also owes $465,000 to the holders of 7 1/2% convertible debentures issued in the first half of 1994. If the Company is unable to generate sufficient cash flow from operations in the future, it may be unable to pay principal or interest on its borrowings when due and may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

SUBSTANTIAL NUMBER OF SHARES REGISTERED FOR SALE; CHANGE IN CONTROL

    The number of shares registered for sale hereunder, including shares issuable upon the exercise of warrants or options held by the Selling Stockholders as of October 17, 1997, represents approximately 28.8% of the total number of shares which are outstanding or which are issuable upon the exercise of warrants held by the Selling Stockholders. Sales of substantial amounts of the Company's Common Stock registered for sale hereunder, or even the potential for such sales, could have a negative effect on the market price of shares of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its own equity securities.

    In addition to the shares registered hereunder the Company separately has repurchased from Trilon Dominion Partners, LLC, a Delaware limited liability company ("Trilon"), 2,000,000 shares of the Company's common stock at a price of $1.75 per share. Prior to such transaction Trilon owned, assuming exercise of warrants held by Trilon, approximately 39.9% of the outstanding shares of common stock and, after such transaction, Trilon owned (assuming exercise of warrants) approximately 26.9% of the outstanding common stock. Trilon then, on September 15, 1997, in a privately negotiated transaction, sold all of its shares, and warrants to acquire shares, of the Company's common stock to certain of the Selling Stockholders named herein. All of the shares held by such Selling Stockholders, and all shares of the Company's common stock issuable upon exercise of warrants held by such Selling Stockholders, are being registered on the registration statement of which this Prospectus forms a part.

    Accordingly, the sale of all or substantially all of the shares registered for sale hereunder would result in a change in control of the Company. A change in control of the Company could result in a change in the Company's management which, in turn, could result in a change in the Company's business plans and policies or other aspects of the Company's business. There can be no assurance that a new control person or group would continue to pursue the policies or business practices of existing management, and there can likewise be no assurance that such a change in control will not have a material adverse effect on the Company's financial condition or results of operations, or on the value of the Common Stock, or on the ability of the Company to attract additional financing.

PROCEEDS TO BENEFIT SELLING STOCKHOLDERS

    The Company will not receive any of the proceeds from the sale of shares hereunder, but will receive payment upon exercise of the warrants. The sale by the Selling Stockholders of all or substantially all of the shares owned or issuable upon the exercise of warrants or options held by them could also have a negative effect on the market price of shares of the Company's Common Stock. In addition, as noted above, a change in control of the Company could result in a change in the Company's management which, in turn, could result in a change in the Company's business plans and policies or other aspects of the Company's business. There can be no assurance that a new control person or group would continue to pursue the policies or business practices of existing management, and there can likewise be no assurance that such a change in control will not have a material adverse affect on the Company's financial condition or results of operations, or on the value of the Common Stock, or on the ability of the Company to attract additional financing.

    The average of the bid and asked prices of the Common Stock as reported by NASDAQ on October 17, 1997, was $3.96. Of the 2,830,807 shares being registered for sale hereunder, 1,600,807 were acquired at a price of $1.75 per share, and 1,230,000 may be acquired upon exercise of warrants and options at exercise prices ranging from $0.75 to $3.44.

RELATED PARTY TRANSACTIONS WITH TRILON

    In 1994, a major shareholder sold shares of the Company's common stock to Dominion Capital, Inc. ("Dominion"), which also purchased shares directly from the Company. William J. Hopke, an officer of Dominion, was named Chairman of the Company. As a result, immediately prior to June 30, 1995, Dominion owned approximately 32% of the Company's outstanding common stock. In a transaction reported on a Schedule 13D filed by Dominion and others dated June 30, 1995, Dominion contributed its ownership of such common stock, including warrants to acquire common stock of the Company and a line of credit, to Trilon in exchange for a non-voting Class B membership interest in Trilon. Mr. Hopke became Executive Vice President and Director of Trilon. Subsequently, Mr. Hopke was replaced as a director and as Chairman of the Board of the Company by Ronald W. Cantwell, the President of Trilon. Trilon subsequently acquired additional shares of the Company's common stock in a private placement.

    When Trilon advised the Company that it proposed to sell its holdings in the Company the Company formed an independent committee of the Board of Directors to determine whether it would be fair to the stockholders of the Company from a financial point of view to repurchase some of those shares from Trilon. The independent committee, after deliberation, recommended to the Board of Directors that the Company purchase 2,000,000 shares from Trilon at a price of $1.75 per share, and further agreed to recommend to the Board of Directors to register the remainder of the shares, including shares issuable upon exercise of warrants, on the registration statement of which this Prospectus forms a part, on behalf of Trilon or any approved purchaser from Trilon. Trilon subsequently sold its shares, and its warrants to acquire shares, of the Company's common stock to certain of the Selling Stockholders named herein. Mr. Cantwell then resigned from the Board and was replaced as a director by Timothy R. Busch, a representative of certain of the Selling Stockholders.

COMPETITION; OBSOLESCENCE

    The custom materials fabrication industry in which AM competes is highly competitive. High barriers to entry and fragmented competition characterize the industry. Barriers to entry are high because most of the products must be produced by customized, proprietary equipment which is designed and/or built in-house and cannot be produced with standard equipment. Most of the Company's competitors are small, privately held companies, which generally specialize in only one product or process. Three of the Company's principal competitors are Boyd Industrial, which has four locations in the Western United States, Packaging Alternatives Corp. and Foam Molders. AM competes primarily on the basis of its ability to meet customers' specifications promptly and cost effectively, and on the quality of its products.

    Current competitors or new market entrants could introduce new or enhanced products with features which render AM's products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. The ability of AM to compete successfully will depend in large measure on its ability to adapt to technological changes in the industry. There can be no assurance that AM will be able to keep pace with the technological demands of the market place or successfully develop new products, which are in demand by the industry.

    The market in which Condor competes is competitive. Condor competes against one large competitor, Courtaulds Aerospace, which has substantially greater financial, marketing, personnel, and other resources than Condor, and at least three smaller competitors, which supply only small segments of the market. Condor competes primarily on the basis of the quality and utility of its products rather than on the basis of price.

GOVERNMENT REGULATION

    The manufacture of certain products by AM and Condor requires the purchase and use of chemicals and other materials, which are or may be, classified as hazardous substances. The Company and its subsidiaries do not maintain environmental impairment insurance. There can be no assurance that the Company and its subsidiaries will not incur environmental liability or that hazardous substances are not or will not be present at their facilities.

    The Company and its AM and Condor subsidiaries are subject to regulations administered by the United States Environmental Protection Agency, various state agencies and county and local authorities acting in conjunction with federal and state agencies. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution. The extensive regulatory framework imposes significant complications, burdens and risks on the Company. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions and/or impose civil and criminal fines or sanctions in the case of violations.

    The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict joint and several liability on the present and former owners and operators of facilities which release hazardous substances into the environment. The Federal Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), regulates the generation, transportation, treatment, storage and disposal of hazardous waste. In California, the handling and disposal of hazardous substances is governed by the law, which contains the California counterparts of CERCLA and RCRA. The Company and its subsidiaries believe that their manufacturing activities are in substantial compliance with all material Federal and state laws and regulations governing their respective operations. Amendments to existing statutes and regulations could require the Company or its subsidiaries to modify or alter methods of operations at costs, which could be substantial. There can be no assurance that the Company or its subsidiaries will be able, for financial or other reasons, to comply with applicable laws and regulations.

    Various laws and regulations relating to safe working conditions, including the Occupational Safety and Health Act ("OSHA"), are also applicable to the Company and its subsidiaries. The Company believes it and its subsidiaries are in substantial compliance with all material Federal, state and local laws and regulations regarding safe working conditions.

RELIANCE ON MAJOR CUSTOMERS; REGIONAL BUSINESS

    AM generally sells its products pursuant to customer purchase orders.
There can be no assurance that any such customers will continue to purchase products from AM in the future. These customers are in the computer printer, medical disposables, automotive air conditioning and consumer cleaning supply markets. Management believes that this diversity spreads the risk of dependence upon one customer or one market sector. However, one customer accounted for 28% and 13% of consolidated revenue for the year ended November 30, 1996 and 1995, respectively. While AM has acquired new customers as well as orders for new products from existing customers, the loss of one or more of its largest customers or a decline in the economic prospects of such customers could, and in the case of its largest customer would, have an adverse effect on AM's business.

    AM's prices are competitive with other fabricators of custom materials. AM sales are typically made on terms which require payment of the net amount due in 30 days.

    Major customers for Condor are primarily in the telecommunications and power utility business. Condor has identified the electronics and aerospace industries as future target markets for a new line of adhesive products, which Condor has developed and is launching in the near future.

    AM's domestic customers are located primarily in the West, Southwest and Southeast regions of the United States. For bulky, low value products, high freight costs on long distance shipments from AM's Rancho Dominguez, Portland, Denver and Dallas facilities make it difficult for AM to be competitive in other regions of the United States or internationally.

DEPENDENCE ON MAJOR SUPPLIERS

    AM purchases raw materials primarily consisting of polyurethane foam, crosslinked polyolefin foams and pressure sensitive adhesives. Polyurethane foam accounted for approximately 48% of the raw materials purchased by AM in fiscal 1996 and fiscal 1995. The Company's largest supplier of raw materials is Foamex Engineered Polyurethanes ("Foamex"), which in fiscal 1996 and fiscal 1995 supplied approximately 31% and 39%, respectively, of AM's raw materials' requirements.

    AM is an authorized fabricating distributor for a number of raw material suppliers, including Foamex, Voltek, Avery Dennison (pressure sensitive adhesives), Zotefoam (crosslinked polyethylenes) and Ensolite (vinyl foam). Management believes that these supply arrangements, many of which have been active for 25 years or more, provide AM with a diverse mix of raw materials at the best available prices. AM purchases raw materials pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary raw materials to AM could adversely affect AM's ability to manufacture and deliver products on a timely and competitive basis. AM purchases its raw materials on standard credit terms and considers its relationship with its suppliers to be good.

    Management believes that the loss of either Foamex or Voltek as a major supplier of foam would not have a materially adverse effect on AM's business in the long term because other suppliers of foam could be relied upon to meet AM's requirements at a comparable cost. However, the loss of either Foamex or Voltek would have a materially adverse effect on AM's business in the short term (approximately three months), and the Company has secured contingent business interruption insurance to offset such losses. Management believes that the loss of any other supplier would not have a material adverse effect on AM.

    AM's business is subject to the risk of price fluctuations and periodic shortages of raw materials. AM purchases raw materials pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary raw materials to AM could adversely affect AM's ability to manufacture and deliver products on a timely and competitive basis.

PROPRIETARY RIGHTS; LACK OF PATENT PROTECTION

    None of AM's current manufacturing processes or products are protected by patents. AM relies on proprietary know-how and employs various methods to protect its processes. However, such methods may not afford complete protection, and there can be no assurance that others will not independently develop such processes.

DEPENDENCE UPON KEY PERSONNEL

    The Company is dependent upon the efforts and abilities of its senior management, especially its Chairman, President and Chief Executive Officer, Steve F. Scott. The loss of any of the Company's senior management could have an adverse effect on its business and prospects. The Company has not obtained any key man life insurance on any of its senior management other than a $500,000 policy on Mr. Scott. The Company has, however, entered into employment agreements with Mr. Scott and with two other senior officers, David Lasnier and J. Douglas Graven.

NO DIVIDENDS CONTEMPLATED ON COMMON STOCK

    To date, no dividends have been paid on the Common Stock, and the Company does not currently anticipate paying any such cash dividends in the foreseeable future, but rather intends to invest profits, if any, in its business.

EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS

    Warrants and options to acquire 2,538,467 shares of Common Stock are outstanding as of October 17, 1997. During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of Common Stock with resulting dilution in the interest of holders of Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such options and warrants.

LITIGATION

    In October 1996, the Company was notified that it was named in a bodily injury lawsuit pending in 192nd Judicial District Court of Dallas County Texas, involving silicon breast implants. The suit alleges that AMI supplied certain foam "wipers" which were incorporated into certain implants by manufacturers also named in the suit, which have allegedly caused adverse effects to the plaintiffs. The suit asks for unspecified damages. The Company believes it has no exposure in this case as: (1) AMI was not incorporated at the time of such implants; (2) AMI has had no involvement with silicone or other breast implants;
(3) AMI has never marketed such "wipers"; and, (4) there exists two indemnification agreements with sellers of businesses acquired by the Company that provide protection to the Company. The Company believes the aforementioned provide several layers of protection in the event this case progresses. Accordingly, no provision for any liability has been made in the Company's financial statements. An adverse ruling could, however, have a marked adverse effect on the Company's financial condition.

    AMI currently maintains product liability insurance in the amount of $1,000,000, with excess umbrella coverage in the amount of $10,000,000. Except for the breast implant suit, no product liability claims have been made to date. However, there can be no assurance that any such claims will not be made in the future in excess of such limits or that any such claims, if successful and in excess of such limits, will not have a material adverse effect on AMI's assets and its ability to conduct its business.

    The Company's Condor subsidiary was named in a lawsuit originally filed in the Superior Court of California, San Joaquin County, on January 24, 1992 by Vern Auten and Shirley Auten, doing business as Aglo Plastics Company. Plaintiffs alleged that Condor breached a supply contract by obtaining various molds from a competing supplier, and are seeking damages therefor. Plaintiffs are also seeking damages based upon an alleged intentional infliction of emotional distress upon plaintiffs by a Condor employee and by its then owner (and current President). Condor filed a cross-complaint alleging that plaintiffs breached the contract. Plaintiffs received a nonbinding arbitration award of approximately $267,000 plus interest. Condor had requested a trial de novo. Condor subsequently received notice from an attorney representing the plaintiffs of an alleged infringement by Condor of a patent held by the plaintiffs. Condor believes the plaintiff's claims to be without merit, intends to vigorously defend against the claims, and moved for declaratory relief in federal district court for the eastern district of California, and joined the actions that were the subject of claims between Condor and the plaintiffs in state court. Trial has been set to commence in June, 1998.

    The sellers of Condor have agreed to indemnify the Company with respect to any potential liability from the alleged breach of contract. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the Company's financial statements. An adverse ruling could, however, have a material adverse effect on the Company's financial condition.

                                   USE OF PROCEEDS

    All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of the Shares by the Selling Stockholders.

                                 SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of October 17, 1997, and as adjusted to reflect the sale of the shares.


                                                  Maximum         Beneficial Ownership and
                             Beneficial          Number of          Percentage of Common
                            Ownership of         Shares of        Stock After Giving Effect
                            Common Stock at     Common Stock          to Proposed Sale
Name of Selling            October 15, 1997   Offered for Sale               (2)
Shareholder                      (1)                 (1)          Number             Percent

Dito Caree Limited             1,330,096          1,330,096         0                   0%
Partnership

Dennis Harwood                  29,558              29,558          0                   0%

Gregory A. Busch and
David L. Keligian,
Trustees of the Lenawee
Trust, dated December 30,       873,795            873,795          0                   0%
1992(3)

Timothy R. Busch (3)            20,000              20,000          0                   0%

Four JM, LLC                    133,010            133,010          0                   0%

David B. Hehn                    8,399              8,399           0                   0%

David L. Keligian               47,293              47,293          0                   0%

Gregory A. Busch (3)            48,770              48,770          0                   0%

George P. Mulcaire               6,999               6,999          0                   0%

James J. Scheinkman              8,399               8,399          0                   0%

Karen M. Busch                   2,800               2,800          0                   0%

Clay Stevens                     4,199               4,199          0                   0%

Steven P. Howard                 4,199               4,199          0                   0%

Douglas M. Stevens               2,800               2,800          0                   0%

Rudy J. Fuchs                    4,199               4,199          0                   0%


                                      10


John Savage                        6,999               6,999                0             0%

Sherri Schaefer                    6,999               6,999                0             0%

Rick S. Weiner                    47,293              47,293                0             0%

Steve F. Scott (4)               520,000              85,000          244,000             2.2%

J. Douglas Graven (5)            177,417              50,000          127,417             1.5%

David Lasnier (6)                210,000              50,000          140,000             1.6%

Ronald W. Cantwell (7)            20,000              20,000                0             0%

N. Price Paschall (8)            240,000              10,000           70,000             *

Michael A. Ledeen (9)             90,000              10,000           30,000             *

Allan H. Meltzer (10)             51,000              10,000           21,000             *

Sarah Casey (11)                  10,000              10,000                0             0%

--------------------------------
 *  Less than 1%.

(1) Includes shares of Common Stock which may be acquired through the exercise of warrants, as follows: Dito Caree Limited Partnership (430,096); Dennis Harwood (9,558); Gregory A. Busch and David L. Keligian, Trustees of the Lenawee Trust dated December 30, 1992 (419,988); Four JM, LLC (43,010); David B. Hehn (2,399); David Keligian (15,293); Gregory A. Busch (15,770); George P. Mulcaire (1,999); James J. Scheinkman (2,399); Karen M. Busch
(800); Clay R. Stevens (1,199); Steven Howard (1,199); Douglas M. Stevens
(800); Rudy J. Fuchs (1,199); John Savage (1,999), Sherri Schaefer (1,999); Rick S. Weiner (15,293). Includes shares of Common Stock which may be acquired through the execution of options, as follows: Timothy R. Busch (20,000); Steve F. Scott (85,000); J. Douglas Graven (50,000); David Lasnier (50,000); Ronald W. Cantwell (20,000); N. Price Paschall (10,000); Michael A. Ledeen (10,000); Allan H. Meltzer (10,000); and Sarah Casey (10,000).

(2) Assumes the sale of all shares covered by this Registration Statement and by the Company's other registration statement on Form S-3 (Registration No. 33-72500). There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

(3) Timothy R. Busch is presently a director of the Company. Shares beneficially owned by the Lenawee Trust, of which Mr. Busch is a beneficiary, includes 453,807 outstanding shares of Common Stock, as well as 419,988 shares of Common Stock which may be acquired through the exercise of warrants as described in Note 1. Shares deemed beneficially owned by Mr. Busch includes such shares, as well as 20,000 shares issuable upon exercise of an option held by Mr. Busch that is exercisable on or after March 15, 1998. Gregory A. Busch, a brother of Timothy R. Busch, is a co-trustee of the Lenawee Trust and disclaims beneficial ownership of the shares owned beneficially by Lenawee Trust and Timothy R. Busch.

(4) Steve F. Scott is presently Chairman, President and Chief Executive Officer of the Company.

(5) J. Douglas Graven is Vice President, Chief Financial Officer and Secretary of the Company.

(6) David Lasnier is Senior Vice President of the Company and General Manager of the Company's Advanced Materials, Inc. subsidiary.

(7) Ronald W. Cantwell was Chairman of the Board from January, 1997 to September, 1997.

(8) N. Price Paschall is a director of the Company.

(9) Michael A. Ledeen is a director of the Company.

(10)Allan H. Meltzer is a director of the Company.

(11)Sarah Casey is an employee of the Company.

                                 PLAN OF DISTRIBUTION

    The Shares will be offered and sold by the Selling Stockholders for their own account. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. Except as described below, the Company has agreed to bear the expenses of the registration of the Shares, including legal and accounting fees, and such expenses are estimated to be $25,000. Certain of the Selling Shareholders have agreed to reimburse the Company for certain of such expenses up to a maximum of $15,000.

    The Selling Stockholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

    The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

    The Company has informed the Selling Stockholders that the anti-manipulative Regulation M under the Securities Exchange Act of 1934, as amended, may apply to its sales in the market and has furnished the Selling Stockholders with a copy of these Rules and has informed it of the need for delivery of copies of this Prospectus.

    The Selling Stockholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule, or other such exceptions as may be available to them under the Act.

                             DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of Common Stock, par value $.001 per share, of which 8,585,097 were outstanding as of October 17, 1997. All outstanding shares of Common Stock, including the Shares offered hereby, are fully paid and nonassessable. All Shares to be issued upon due and proper exercise of outstanding options and warrants, assuming full payment of the exercise price in connection therewith, will be fully paid and nonassessable. Holders of Common Stock have no preemptive, redemption or conversion rights, and are entitled to one vote for each share held on each matter submitted to a vote of stockholders. Cumulative voting for the election of directors is not permitted so that holders of more than 50% of the outstanding Common Stock can elect all of the directors.
Subject to preferences that may be applicable to any outstanding preferred stock, holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and in liquidation proceedings.

PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share. None of the Company's Preferred Stock is issued and outstanding. The Company's Board of Directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The Preferred Stock, if and when issued, will likely carry rights superior to those of the Common Stock.

DEBENTURES

    The Company has issued convertible debentures in the aggregate principal amount of $535,000 which bear interest at the rate of 7 1/2% per annum (the "Debentures"), of which $70,000 in principal amount had converted as at October 17, 1997. The Debentures are convertible at the holders' option into shares of the Company's Common Stock at the initial conversion rate for each of the Debentures of 125% of the closing bid price of the Common Stock on the day prior to the day of sale of the respective Debentures. The term of the Debentures is 10 years. The Debentures may be pre-paid, in whole or in part, after 18 months from the issue date, but not before, upon 20 days' prior notice, at a price equal to the face value of the Debenture plus accrued and unpaid dividends to the payment date. The Company has the right to require conversion of the Debentures after 18 months from the issue date, if the average closing bid or sale price per share of Common Stock, for a period of 10 consecutive trading days, equals or exceeds 150% of the closing bid price for the Common Stock on the day prior to the day of sale of the respective Debentures. The holders of the Debentures have no voting rights. The Debentures have not been registered under the Act; however, the Company has agreed to register the shares of Common Stock underlying the Debentures. The Company has terminated its Debenture offering and has no present plans to offer or sell any additional debentures. The proceeds from the sale of the Debentures were used to reduce payables and for general corporate purposes.

TRANSFER AGENT

    The Transfer Agent and Registrar with respect to the Company's Common Stock is American Stock Transfer and Trust Company.

INDEMNIFICATION

    The Company's Bylaws and Section 78.751 of the Nevada Revised Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Day Campbell & McGill, 3070 Bristol Street, Suite 650, Costa Mesa, California.

                                       EXPERTS

    The audited financial statements of the Company as of November 30, 1995 and November 30, 1996, and for the years then ended incorporated herein by reference in this Prospectus and the related Registration Statement, have been audited by Corbin & Wertz, independent auditors, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    OTHER MATTERS

    The Company's Articles of Incorporation provides that (a) the personal liability of a director or officer to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer shall be eliminated to the fullest extent permissible under Nevada law except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of distributions in violation of Section
78.300 or the Nevada Revised Statutes, and (b) if the Nevada Revised Statutes are hereinafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, so as amended.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Registration fee                      $  3,397
        Blue Sky fees and expenses                 500
        Legal fees and expenses                 13,000
        Accounting fees and expenses             4,000
        Printing                                 3,500
        Miscellaneous                              500
                                              --------
        TOTAL                                 $ 25,000
                                              --------

--------------
(1) All of the above expenses except the SEC registration fee are estimated.
All of the above expenses will be paid by the Company, except that certain of the Selling Stockholders have agreed to reimburse the Company for certain of its expenses, up to a maximum of $15,000.



Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Bylaws and Section 78.751 of the Nevada Revised Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 16. EXHIBITS

         Exhibit
         Number

         4.1*      Articles of Incorporation of the Company

         4.2* Certificate of Amendment of Articles of Incorporation of the Company

         4.3*      Bylaws of the Company

         4.4*      Specimen stock certificate of the Company

         5**       Opinion of Day Campbell & McGill

         23.1**    Consent of Corbin & Wertz.

         23.4** Consent of Day Campbell & McGill, counsel for the Registrant, included in Exhibit 5.

         24**      Power of Attorney

-----------------------------
* Filed as an exhibit to the Company's Registration Statement and Form SB-2 dated December 6, 1993 (Registration No. 33-72500).
**       Filed herewith.


17. UNDERTAKINGS

    A.   SUPPLEMENTARY AND PERIODIC INFORMATION, DOCUMENTS AND REPORTS

    Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

    B. ITEM 512 UNDERTAKING WITH RESPECT TO RULE 415 UNDER THE SECURITIES ACT OF 1933

    The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    C.   INDEMNIFICATION

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D.   ITEM 512 UNDERTAKING WITH RESPECT TO RULE 430A

    The undersigned registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Dominguez, State of California on October 21, 1997.

                                  ADVANCED MATERIALS GROUP, INC.

                             By: /s/ Steve F. Scott
                                 ------------------------------------
                                 Steve F. Scott, President, Chief Executive
                                 Officer (Principal Executive Officer) and
                                 Chairman

    Each person whose signature to this Registration Statement appears below hereby appoints J. Douglas Graven as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Steve F. Scott                                              October 21, 1997
-----------------------------------------------
Steve F. Scott, President, Chief Executive Officer
(Principal Executive Officer) and Chairman


/s/ J. Douglas Graven                                           October 21, 1997
-----------------------------------------------
J. Douglas Graven, Chief Financial Officer,
Vice President (Principal Financial and
Principal Accounting Officer) and Secretary


/s/ Timothy R. Busch                                            October 21, 1997
-----------------------------------------------
Timothy R. Busch, Director


                                                                October   , 1997
-----------------------------------------------
Michael A. Ledeen, Director


                                                                October   , 1997
-----------------------------------------------
Allan H. Meltzer, Director


/s/ N. Price Paschall                                           October 21, 1997
-----------------------------------------------
N. Price Paschall